Exhibit 99.1

RLI Corp.	NEWS RELEASE 9025 N. Lindbergh Drive | Peoria, IL 61615-1431 P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI increases dividend

PEORIA, ILLINOIS, November 19, 2009, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a fourth quarter cash dividend of $0.28 per share, a 4% increase over the prior quarter.  The dividend is payable on January 15, 2010, to shareholders of record as of December 31, 2009.

RLI has paid dividends for 134 consecutive quarters and increased dividends in each of the last 34 years.

The company’s dividend yield would be 2.20%, based on the $1.12 indicated annual dividend and today’s closing stock price of $50.92.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 28 of the last 32 years, including the last 13. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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